Exhibit 10.33

SECOND AMENDMENT TO SHARE PURCHASE AGREEMENT

This Second Amendment to Share Purchase Agreement (this “Amendment”), effective as of February 19, 2021, is by and among Wireless Telecom Group, Inc., a New Jersey corporation (“Purchaser”); Holzworth Instrumentation Inc., a Colorado corporation (the “Company”); Jason Breitbarth, Joe Koebel and Leyla Bly (each a “Seller” and collectively, “Sellers”); and Jason Breitbarth as the designated representative of Sellers (“Sellers’ Representative”, collectively with Purchaser, the Company, and Sellers, the “Parties”).

RECITALS

WHEREAS, all capitalized terms used and not defined herein shall have the meanings given such terms in the Share Purchase Agreement, dated November 13, 2019, by and among the Parties, as amended by that certain First Amendment to Share Purchase Agreement, dated January 31, 2020, by and among the Parties (collectively, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Purchaser purchased all of the Acquired Shares from the Sellers in exchange for the Purchase Price on February 7, 2020;

WHEREAS, pursuant to Section 13.7 of the Purchase Agreement, the Purchase Agreement may be amended by written agreement of the Purchaser and Sellers; and

WHEREAS, the Purchaser and Sellers wish to amend the Purchase Agreement on the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the Parties, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment of Purchase Agreement.

a. Section 2.3(c) of the Purchase Agreement is hereby deleted in its entirety and replaced in lieu thereof with the following:

“(c) Subject to Section 11.11, the Deferred Purchase Price 2 shall be paid to each Seller through the issuance of an unsecured promissory note (each, a “Note” and collectively, the “Notes”) to each Seller in the amount of such Seller’s Proportionate Share of the Deferred Purchase Price 2, bearing interest at an annualized rate of six and one-half percent (6.5%) beginning on April 1, 2021. Principal and interest payments for each Note shall be made on July 1, 2021, October 1, 2021, and January 1, 2022, respectively, in three (3) equal installments in the amount of (i) one-third (1/3rd) of such Seller’s Proportionate Share of the Deferred Purchase Price 2 (each such amount, “Seller’s Principal Payment”), and (ii) interest, which shall have accrued solely on the amount of each such Seller’s Principal Payment through such payment date. For exemplary purposes for the avoidance of doubt, for the payment due on October 1, 2021, interest on the amount of each such Seller’s Principal Payment shall have accrued from April 1, 2021 through October 1, 2021. Purchaser shall deliver to Sellers’ Representative (on behalf of, and for distribution to, Sellers) the Notes, which shall be issued by Purchaser to each Seller and delivered to Sellers’ Representative no later than [●], 2021. Purchaser may, in its sole direction, prepay any Deferred Purchase Price 2 payment in cash as provided in this Section 2.3(c) at any time and will reasonably endeavor to prepay the Deferred Purchase Price 2 payments payable during the 2021 calendar year; provided, however, that Purchaser shall not be requested or required to breach any existing obligations or covenants to third parties in its effort to make any such prepayment. Any prepayment made by Purchaser of any portion of the Deferred Purchase Price 2 as provided in this Section 2.3(c) shall be in the amount of (i) each Seller’s Principal Payment and (ii) interest, which shall have accrued solely on the amount of each such Seller’s Principal Payment through such payment date on the same terms as a regularly scheduled payment as provided in this Section 2.3(c).”

b. Section 2.5(a)(ix) of the Purchase Agreement is hereby deleted in its entirety and replaced in lieu thereof with the following:

“(ix) Earnout Consideration. The Earnout Consideration may be paid in cash or issued in shares of WTG Stock, which combination shall be determined no later than ten (10) calendar days prior to each payment date of the Earnout Consideration as set forth in Section 2.5(a)(xi) in Purchaser’s sole discretion.

(x) Restrictions on Transfer. All shares of WTG Stock issued as Earnout Consideration will be subject to the Lock-Up (as defined in Section 1(a) of the Lock-up and Voting Agreement) until released from the Lock-Up as provided in this Section 2.5(a)(x). If, as of December 31, 2021: (A) the portion of the Earnout Consideration that has been paid in cash through such date represents less than 30% of the aggregate Earnout Consideration paid, the portion of WTG Stock issued as Earnout Consideration constituting the difference between the cash percentage paid and 30% of the aggregate Earnout Consideration paid as of such date will be released from the Lock-Up as of December 31, 2021; or (B) $1,500,000 in Earnout Consideration (such amount, the “Lock-Up Threshold”) has been paid, the portion of WTG Stock issued as Earnout Consideration constituting the difference between the cash percentage paid, if less than 30% of the Lock-Up Threshold, and 30% of such Earnout Consideration will be released from the Lock-Up as of such payment date. In the event that the Lock-Up Threshold is not reached as of December 31, 2021, at such time as the Lock-Up Threshold is reached, if any, the portion of WTG Stock issued as Earnout Consideration constituting the difference between (X) the cash percentage paid as of such date (if less than 30% of the Lock-Up Threshold), and (Y) 30% of such Earnout Consideration, minus (Z) the percentage representing the WTG Stock previously released as of December 31, 2021, will be released from the Lock-Up as of such payment date. Any WTG Stock issued as Earnout Consideration and not otherwise released from the Lock-Up as set forth in this Section 2.5(a)(x) shall remain subject to the Lock-Up for the duration of the Lock-Up Period (as defined in Section 1(a) of the Lock-up and Voting Agreement).

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(xi) Payment of the Earnout Consideration. With respect to the Year 1 Earnout Consideration, if any, payment shall be made in (1) six (6) equal quarterly installments of 10% of the Year 1 Earnout Consideration payable on the last Business Day of each calendar quarter between June 30, 2021 and September 30, 2022 and (2) one (1) installment payment equal to forty percent (40%) of the Year 1 Earnout Consideration on December 31, 2022. With respect to the Year 2 Earnout Consideration, if any, payment shall be made in four (4) equal quarterly installments payable on the last Business Day of each calendar quarter between March 31, 2022 and December 31, 2022. Each Seller may individually elect to defer any payment to them of earned Earnout Consideration to be paid through the issuance of WTG Stock on any such Earnout Consideration payment date and instead receive such payment on the next Earnout Consideration payment date as set forth in this Section 2.5(a)(xi) by providing written notice of such election to Purchaser no later than three (3) Business Days prior to the payment date; provided that all such deferred payments shall be paid no later than the final such Earnout Consideration payment date for the applicable Earnout period. Purchaser may, in its sole direction, prepay any Earnout Consideration payment in cash as provided in this Section 2.5(a)(xi) at any time. The Earnout Consideration (if any) shall be payable as follows: (A) for any portion paid in cash, to Sellers’ Representative (on behalf of and for distribution, as applicable, to Sellers) by wire transfer of immediately available funds to the account or accounts designated by Sellers’ Representative pursuant to Section 3.3(b)(ii)(B) (which designation may be updated by Sellers’ Representative by notice to Purchaser within five days after the determination of the Earnout Measurement); (B) for any portion issued in WTG Stock, to each of the Sellers by issuance of WTG Stock in accordance with such Seller’s Proportionate Share, by restricted book entry at Purchaser’s transfer agent into segregated accounts established by such transfer agent for the benefit of, and registered in the name of, such Seller, which WTG Stock shall be valued based on the volume-weighted average price of WTG Stock for the 90 trading days immediately preceding the date of such final determination of the Earnout Measurement for such Earnout Period; or (C) if the Earnout Consideration is to be paid and issued in a combination of (A) and (B), to Sellers’ Representative and to each of the Sellers, as applicable, as described in (A) and (B), in all cases at the sole and absolute discretion of Purchaser other than as set forth in this Section 2.5(a)(xi).”

c. Section 2.5(c) of the Purchase Agreement is hereby deleted in its entirety and replaced in lieu thereof with the following:

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“(c) During the Earnout Periods, Purchaser shall operate the Company and the Business in a commercially reasonable manner and hereby agrees: (i) not to take any action during the Earnout Periods which has as its primary purpose materially impairing the ability of Sellers to earn the Earnout Consideration or materially reducing the Company EBITDA; and (ii) for so long as Sellers are active employees of the Company, to use Commercially Reasonable Efforts to consult with Sellers and reasonably consider Sellers’ position with respect to (x) discontinuing, eliminating or materially reducing (or announcing the discontinuation, elimination or material reduction of) any product or service lines of the Company) during the Earnout Periods, or (y) taking any action by the Company during the Earnout Periods that Purchaser has actual knowledge will directly and materially reduce the Earnout Consideration (provided that Sellers shall not have any cause of action or other remedy with respect to any failure of Purchaser to comply with this clause (ii)). Subject to the first sentence of this Section 2.5(c) and to the Employment Agreements, the Parties acknowledge and agree that, from and after the Closing, Purchaser shall have the complete right, power and authority to operate and control the Company and each of Purchaser’s, Purchaser’s Affiliates’ and the Company’s business (including the Business) and its and their respective operations and all key business decisions (including any and all decisions relating to the integration of the Business into the business and operations of Purchaser and its Affiliates (provided the Purchaser maintain, or cause to be maintained, books and records with respect to the Business and the business activities of the Company separate from any other business activities of the Purchaser or its Affiliates as shall be necessary to substantiate the Proposed Earnout Measurement), any acquisitions, dispositions, purchases or sales of equity or assets and the timing thereof, capital expenditures and the timing thereof, opening new or closing existing offices, developing new businesses or divisions, service offerings and pricing, employee hiring and retention, subcontracting authority and facilities management) in any manner as it shall determine in its sole and absolute discretion, regardless of the impact on any Earnout Consideration. In the event Purchaser desires to enter into a material asset or equity acquisition post-Closing, the Parties agree that all earned but unpaid Earnout Consideration shall be accelerated and payable no later than the closing of such asset or equity acquisition; provided, however, that any Earnout Consideration not yet earned shall not be due or payable at such time.”

2. Miscellaneous.

a. Conflicting Provisions. This Amendment, together with the Purchase Agreement and other Transaction Documents, constitutes the complete agreement among the Parties with respect to the subject matter hereof and thereof; provided that this Amendment supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, which relate to the subject matter hereof among the Parties. Except as expressly contemplated herein, the Purchase Agreement and the other Transaction Documents shall otherwise remain in full force and effect in accordance with their terms. In the event of conflict among this Amendment and any of the Transaction Documents, this Amendment shall control.

b. Binding Effect. Upon each Party’s acceptance hereof by signing in the space provided below, this Amendment shall constitute a binding agreement among the Parties, and shall inure to the benefit of the Parties’ respective successors and assigns. The Parties hereby acknowledge the receipt and sufficiency of good and valuable consideration for their obligations hereunder.

c. Other Provisions. Sections 13.5, 13.7, 13.9 and 13.12 of the Purchase Agreement are hereby incorporated by reference into this Amendment and shall apply to this Amendment and be binding upon the Parties, mutatis mutandis, as though included in their entirety herein.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PURCHASER:

Wireless Telecom Group, Inc.

By:	/s/ Timothy Whelan
Name:	Timothy Whelan
Title:	Chief Executive Officer

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[Signature Page to Second Amendment to Share Purchase Agreement]

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SELLERS:

/s/ Jason Breitbarth
Jason Breitbarth

/s/ Joe Koebel
Joe Koebel

/s/ Leyla Bly
Leyla Bly

[Signature Page to Second Amendment to Share Purchase Agreement]